Shareholders Approve Spark Networks®
Plan to Reorganize in the United States

BEVERLY HILLS, Calif., June 15, 2007 -- Spark Networks (AMEX:LOV), a leading provider of online personals services, announced that shareholders at an Extraordinary General Meeting and Court Meeting held today approved a plan to establish Spark Networks plc as a subsidiary of Spark Networks, Inc., a corporation incorporated in Delaware. The proposed Delaware reorganization will be effected by way of a Scheme of Arrangement under U.K. law. Earlier this week, option holders also approved modifications to Spark Networks’ option schemes in connection with the reorganization so that options will continue with the same terms subsequent to the Scheme.

Pending U.K. court approval, the shares (including the Global Depositary Shares (GDSs) and American Depositary Shares (ADSs)) of the U.K. company, Spark Networks plc, will be cancelled and shareholders, GDS holders and ADS holders will each receive one share of Spark Networks, Inc.’s common stock for each ordinary share (or depositary share) that they currently own. The Company’s U.K. court date is scheduled for July 6, 2007.

Subject to the U.K. court approval, it is anticipated that the effective date will be July 9, 2007. On the effective date the shares of common stock in Spark Networks, Inc. will be listed for trading on the American Stock Exchange under the current ticker symbol “LOV” and Spark Networks plc’s GDSs and ADSs will no longer trade on the Frankfurt Stock Exchange and American Stock Exchange, respectively.

About Spark Networks plc:

Spark Networks’ American Depository Shares trade on the American Stock Exchange under the symbol “LOV,” and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The Spark Networks portfolio of consumer websites includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “intends,” “seek,” and “will,” or variations of these or similar words, identify forward-looking statements. By their nature, forward looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to, the Company’s inability to obtain U.K. court approval of the Scheme of Arrangement; inability to satisfy any other conditions related to implementing the Scheme; unanticipated delays related to effectuating the Scheme of Arrangement; and inability to obtain approval of the listing of common shares of Spark Networks, Inc. on the American Stock Exchange. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Contacts:

Investors:	Mark Thompson
+ 1 323 836 3000 ext. 4015
mthompson@spark.net

Media:	Gail Laguna
+ 1 323 836 3000 ext. 4402
glaguna@spark.net